UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[ ] Form 10-K  [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:    July 26, 1997
                  --------------------------------------------------------------

      [ ] Transition  Report on Form 10-K
      [ ] Transition Report on Form 10-F
      [ ] Transition  Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR

      For the Transition Period Ended:
                                      ------------------------------------------
PART I.     REGISTRANT INFORMATION

                        ABC Dispensing Technologies, Inc.
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                            (Full Name of Registrant)

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                          (Former Name, if Applicable)

                                451 Kennedy Road
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           (Address of Principal Executive Office - Street and Number)

                                Akron, Ohio 44305
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                           (City, State and Zip Code)

PART II - RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate.)

            (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;

[X]         (b)   The   subject  annual  report,  semi-annual report, transition
                  report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

PART III - NARRATIVE

      State below in reasonable detail the reasons why the Form 10-K, Form 20-F, Form 11-K, Form 10-Q, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

            Due a change in accounting personnel, the Company has not had sufficient time to complete and review the financial compilation of the Form 10-Q without unreasonable effort and expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

        Charles M. Stimac, Jr.          (330)             733-2841
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          (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made. [ ] Yes [X] No

                        ABC Dispensing Technologies, Inc.
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     September 5, 1997                By: /s/ Charles M. Stimac, Jr.
       -----------------------------       -------------------------------------
                                           Charles M. Stimac, Jr.
                                           President and Chief Executive Officer




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